SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2

                               (Amendment No. _)*


                                The Pantry, Inc.
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    698657103
                                 (CUSIP Number)

                                January 28, 2008
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                     PAGE 2 OF 13

CUSIP No. 698657103

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          OZ Management LP
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    1,148,961
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    1,148,961
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,148,961
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.05%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IA
-----------------------------------------------------------------------------

Schedule 13G                                                     PAGE 3 OF 13

CUSIP No. 698657103

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Och-Ziff Holding Corporation
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    1,148,961
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    1,148,961
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,148,961
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.05%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          OO
-----------------------------------------------------------------------------

Schedule 13G                                                     PAGE 4 OF 13

CUSIP No. 698657103

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Och-Ziff Capital Management Group LLC
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    1,148,961
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    1,148,961
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,148,961
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.05%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
-----------------------------------------------------------------------------

Schedule 13G                                                     PAGE 5 OF 13

CUSIP No. 698657103

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Daniel S. Och
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    1,148,961
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    1,148,961
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,148,961
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.05%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

Schedule 13G                                                     PAGE 6 OF 13

CUSIP No. 698657103

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          OZ Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    1,142,154
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    1,142,154
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,142,154
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.02%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
-----------------------------------------------------------------------------

Schedule 13G                                                     PAGE 7 OF 13

CUSIP No. 698657103


ITEM 1(a).     NAME OF ISSUER:

               The Pantry, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               1801 Douglas Drive, Sanford, North Carolina, 27330

ITEMS 2(a), 2(b) and 2(c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

          (i) OZ Management LP ("OZ"), a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G held by certain investment funds and discretionary accounts managed by OZ (the "Accounts").

         (ii) Och-Ziff Holding Corporation ("OZHC"), a Delaware corporation, which serves as the general partner of OZ, with respect to the Shares reported in this Schedule 13G managed by OZ and held by the Accounts.

        (iii) Och-Ziff Capital Management Group LLC ("OZM"), a Delaware limited liability company, is a holding company, which is the sole shareholder of OZHC, with respect to the Shares reported in this
               Schedule 13G managed by OZ and held by the Accounts.

         (iv) Daniel S. Och, who is the Chief Executive Officer of OZHC and the CEO and Executive Managing Director of Och-Ziff Capital Management Group LLC, with respect to the Shares reported in this
               Schedule 13G managed by OZ and held by the Accounts.

          (v) OZ Master Fund, Ltd. ("OZMD"), a Cayman Islands company, with respect to shares owned by it.

          The citizenship of OZ, OZHC, OZM and OZMD is set forth above. Daniel
S. Och is a United States citizen.

          The address of the principal business office of each of the Reporting Persons except OZMD is 9 West 57th Street, 39th Floor, New York, NY 10019. The address of the principal business office of OZMD is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, Grand Cayman, Cayman Islands.

Schedule 13G                                                     PAGE 8 OF 13

CUSIP No. 698657103


ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Common Stock, $0.01 par value.

ITEM 2(e).  CUSIP NUMBER:
            698657103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss. 240.13d-1(b) or 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act;

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act;

          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the
                    Act;

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see
                    Rule 13d-1(b)(1)(ii)(E);

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

          (g) [ ]   Parent Holding Company, in accordance with
                    Rule 13d-1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [x]

Schedule 13G                                                     PAGE 9 OF 13

CUSIP No. 698657103


ITEM 4.   OWNERSHIP.

          OZ serves as principal investment manager to a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G, including such an account for OZMD. OZHC serves as the general partner of OZ. As such, it may be deemed to control OZ and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G. OZM is the sole shareholder of OZHC. As such, it may be deemed to control OZHC and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G. Mr. Daniel S. Och is the Chief Executive Officer and Executive Managing Director of OZM. As such, he may be deemed to control such entity and therefore be deemed to be the beneficial owner of the Shares reported in this Schedule 13G.

          Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

     A.   OZ
          (a)  Amount beneficially owned: 1,148,961
          (b)  Percent of class: 5.05%
               (All percentages herein are based on 22,209,615 shares of Common Stock reported to be outstanding for the quarterly period ended on December 27, 2007, reflected in the Form 10-Q filed by the Company on February 1, 2008 and 548,961 shares held by the Reporting Persons upon conversion of the Company's November 15, 2012 convertible bonds.)
          (c)  Number of shares as to which such person has:
               (i)    sole power to vote or to direct the vote
                      1,148,961
               (ii)   shared power to vote or to direct the vote
                      0
               (iii) sole power to dispose or to direct the disposition of 1,148,961
               (iv) shared power to dispose or to direct the disposition of 0

     B.   OZHC
          (a)  Amount beneficially owned: 1,148,961
          (b)  Percent of class: 5.05%
          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote
                      1,148,961
               (ii)   shared power to vote or to direct the vote
                      0
               (iii) sole power to dispose or to direct the disposition of 1,148,961
               (iv) shared power to dispose or to direct the disposition of 0

Schedule 13G                                                     PAGE 10 OF 13

CUSIP No. 698657103



     C.   OZM
          (a)  Amount beneficially owned: 1,148,961
          (b)  Percent of class: 5.05%
          (c)  Number of shares as to which such person has:
               (i)    sole power to vote or to direct the vote
                      1,148,961
               (ii)   shared power to vote or to direct the vote
                      0
               (iii) sole power to dispose or to direct the disposition of 1,148,961
               (iv) shared power to dispose or to direct the disposition of 0

     D.   Daniel S. Och
          (a)  Amount beneficially owned: 1,148,961
          (b)  Percent of class: 5.05%
          (c)  Number of shares as to which such person has:
               (i)    sole power to vote or to direct the vote
                      1,148,961
               (ii)   shared power to vote or to direct the vote
                      0
               (iii) sole power to dispose or to direct the disposition of 1,148,961
               (iv) shared power to dispose or to direct the disposition of 0

     E.   OZMD
          (a)  Amount beneficially owned: 1,142,154
          (b)  Percent of class: 5.02%
          (c)  Number of shares as to which such person has:
               (i)    sole power to vote or to direct the vote
                      1,142,154
               (ii)   shared power to vote or to direct the vote
                      0
               (iii) sole power to dispose or to direct the disposition of 1,142,154
               (iv) shared power to dispose or to direct the disposition of 0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See Item 4.

Schedule 13G                                                     PAGE 11 OF 13

CUSIP No. 698657103


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATIONS.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G                                                     PAGE 12 OF 13

CUSIP No. 698657103


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 7, 2008         /s/ Daniel S. Och
                                 --------------------------------------
                                 OZ MANAGEMENT LP
                                 By Och-Ziff Holding Corporation
                                 its general partner;
                                 By Daniel S. Och
                                 Chief Executive Officer


                                 /s/ Daniel S. Och
                                 --------------------------------------
                                 Och-Ziff Holding Corporation
                                 By Daniel S. Och
                                 Chief Executive Officer


                                 /s/ Daniel S. Och
                                 --------------------------------------
                                 Och-Ziff Capital Management Group LLC
                                 By Daniel S. Och
                                 Chief Executive Officer and
                                 Executive Managing Director


                                 /s/ Daniel S. Och
                                 --------------------------------------
                                 Daniel S. Och


                                 /s/ Daniel S. Och
                                 --------------------------------------
                                 OZ MASTER FUND, LTD.
                                 By Daniel S. Och
                                 Director

Schedule 13G                                                     PAGE 13 OF 13

CUSIP No. 698657103



                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  February 7, 2008         /s/ Daniel S. Och
                                 --------------------------------------
                                 OZ MANAGEMENT LP
                                 By Och-Ziff Holding Corporation
                                 its general partner;
                                 By Daniel S. Och
                                 Chief Executive Officer


                                 /s/ Daniel S. Och
                                 --------------------------------------
                                 Och-Ziff Holding Corporation
                                 By Daniel S. Och
                                 Chief Executive Officer


                                 /s/ Daniel S. Och
                                 --------------------------------------
                                 Och-Ziff Capital Management Group LLC
                                 By Daniel S. Och
                                 Chief Executive Officer and
                                 Executive Managing Director


                                 /s/ Daniel S. Och
                                 --------------------------------------
                                 Daniel S. Och


                                 /s/ Daniel S. Och
                                 --------------------------------------
                                 OZ MASTER FUND, LTD.
                                 By Daniel S. Och
                                 Director